                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
Filed by the Registrant  [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             Mediconsult.com, Inc.
 ................................................................................
                (Name of Registrant as Specified In Its Charter)

 ................................................................................
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing fee (Check the appropriate box):

[x]  No Fee Required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)   Proposed maximum aggregate value of transaction:

[_] Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:
     ........................................
2)   Form, Schedule or Registration Statement No.:
     ........................................
3)   Filing Party:
     ........................................
4)   Date Filed:
     ........................................

                                                          [Mediconsult.com Logo]


                             Mediconsult.com, Inc.
                          1330 Avenue of the Americas
                                  17th Floor
                           New York, New York  10019


                                                   May 22, 2000
Dear Shareholders:


     It is my pleasure to invite you to the Annual Meeting of Shareholders of Mediconsult.com, Inc. to be held on June 14, 2000, at 10:00 a.m., New York City time, at Covington & Burling, 1330 Avenue of the Americas, New York, New York.

     Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. You are urged to complete, sign, date and return your proxy promptly in the enclosed envelope. Your return of a proxy in advance will not affect your right to vote in person at the Annual Meeting.

     I hope that you will attend the Annual Meeting. Thank you for your continued support of Mediconsult.com.



                                         Very truly yours,

                                         Robert A. Jennings,
                                         Chairman and Chief Executive Officer

                                                          [Mediconsult.com Logo]


                             Mediconsult.com, Inc.
                          1330 Avenue of the Americas
                                  17th Floor
                           New York, New York  10019
                               ________________

                   Notice of Annual Meeting of Shareholders
                                 June 14, 2000

To Our Shareholders:

     The Annual Meeting of Shareholders (the "Annual Meeting") of
Mediconsult.com, Inc. (the "Company") will be held on June 14, 2000, at 10:00 a.m., New York City time, at Covington & Burling, 1330 Avenue of the Americas, New York, New York for the following purposes:

          - To elect a Board of eight Directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified; and

          - To consider and take action upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     Shareholders of record on May 10, 2000 are entitled to receive notice of and to vote at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting. Please carefully read the attached Proxy Statement for information regarding the matters to be considered and acted upon at the Annual Meeting.

     Whether or not you expect to be present at the Annual Meeting in person, you are urged to complete, date, sign and return the enclosed proxy card in the enclosed return postage-paid envelope.

     No postage need be affixed to the return envelope if mailed in the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote in person by ballot.

                                         By Order of the Board of Directors,

                                         E. Michael Ingram
                                         Chief Financial Officer,
                                         General Counsel and Secretary

New York, New York
May 22, 2000

                             Mediconsult.com, Inc.
                          1330 Avenue of the Americas
                                  17th Floor
                           New York, New York  10019

                               _______________
                               Proxy Statement
                               _______________

     This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being furnished in connection with the solicitation by the board of directors (the "Board") of Mediconsult.com, Inc. (the "Company") of proxies to be voted at the 2000 Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held on June 14, 2000, at 10:00 a.m., New York City time, at Covington & Burling, 1330 Avenue of the Americas, New York, New York, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card are first being furnished on or about May 22, 2000, to all holders of record of our common stock, par value $0.001 per share (the "Common Stock"), on May 10, 2000 (the "Record Date").

                     OUTSTANDING STOCK, VOTING, AND QUORUM

     As of the Record Date, there were 54,163,934 shares of Common Stock issued and outstanding, and we did not have any other voting securities outstanding. Each outstanding share of Common Stock entitles the holder thereof to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock shall constitute a quorum for the Annual Meeting.

     Eligible shareholders of record may vote at the Annual Meeting in person or by means of the enclosed proxy card. You may specify your voting choices by marking the appropriate boxes on the proxy card. The proxy solicited hereby, if properly signed and returned to us and not revoked prior to or at the Annual Meeting, will be voted in accordance with the instructions specified thereon. If you properly sign and return your proxy card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board. No cumulative voting rights are authorized, and appraisal rights for dissenting shareholders are not applicable to the matters being proposed.

     Election of the eight director nominees at the Annual Meeting requires the affirmative vote of a plurality of the total number of votes cast by holders of Common Stock, present in person or by proxy and entitled to vote thereon, assuming that a quorum is achieved. Abstentions and broker non-votes, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will have no effect on the outcome of the election of directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Under the rules of the Nasdaq National Market, brokers holding stock for the accounts of their clients who have not been given specific voting instructions by their clients may vote their clients' proxies in their own discretion for the proposals set forth in this Proxy Statement. Therefore, the Company does not expect there to be any broker non-votes at the Annual Meeting. Should a matter arise for which brokers do not have discretion and have not been given specific voting instructions, such broker non-votes will not, under applicable Delaware law, be considered as shares entitled to vote on such matter and will not have any effect on the outcome of such matter.

     The Board encourages you to complete and return the proxy card even if you expect to attend the Annual Meeting. You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice of revocation to our Secretary, by submission of a proxy bearing a later date, or by attending the Annual Meeting in person and casting a ballot. A beneficial owner of shares held by a broker or bank will need to vote or modify such owner's vote through instructions given to the broker or bank.

     You must return a signed proxy card if you want the proxy holders to vote your shares of Common Stock.

                     SOLICITATION OF PROXIES AND EXPENSES

     We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from shareholders by telephone, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. We will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares.

     We have retained D.F. King & Co., Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from our shareholders. The fee for such firm's services is expected to be approximately $5,000 plus reimbursement for reasonable out-of-pocket costs and expenses in connection therewith.

                   ADDITIONAL BUSINESS CONDUCTED AT MEETING

     The Board does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this proxy statement and specified in the Notice of the Annual Meeting. If any other business properly comes before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                                   PROPOSAL


Election of Directors
(Item 1 on Proxy Card)

     Management of the Company and the Board recommend the election of the nominees listed below for the office of director to hold office until the next annual meeting and until their successors are elected and qualified or until their earlier resignation or removal. Although management does not anticipate that any persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. All of the Board's nominees are incumbent directors of the Company.

     Background information about the Board's nominees for election is set forth below:

     Robert A. Jennings. Mr. Jennings, age 42, has served as our Chairman and Chief Executive Officer since our inception in 1996. From 1993 to 1998, Mr. Jennings acted as an advisor to a number of companies on general business matters. Beginning in 1998, Mr. Jennings began to work on a full-time basis on Mediconsult.com, Inc. matters. Mr. Jennings is a chartered accountant and was employed by Coopers & Lybrand in Canada and England for nine years.

     Ian Sutcliffe. Mr. Sutcliffe, age 47, has served as our President and a director since 1996. He has 17 years of experience as a management consultant, primarily in the high-tech sector. Most recently, from 1993 to 1996, he was a consultant specializing in re-engineering marketing and sales processes worldwide for IBM. From 1989 to 1993, Mr. Sutcliffe was a partner at BDO Dunwoody, a consulting organization which he joined in 1989 upon the merger of his consulting firm, Sutcliffe & Associates, with BDO Dunwoody. Mr. Sutcliffe is a chartered accountant and was employed by Coopers & Lybrand in Canada and Europe for six years.

     John N. Buchanan. Mr. Buchanan, age 42, has been a director of the Company since 1999. Since 1993, he has been President & CEO of Retek Information Systems Inc., a publicly traded subsidiary of HNC Software Inc. Retek develops, markets and supports predictive software solutions to the enterprise software industry.

     Barry J. Guld. Mr. Guld, age 44, has been a director of the Company since October 1998. Mr. Guld has been a consultant at Velocity Computer Solutions Ltd. since March 1999. From 1994 to 1999, he was a consultant at National Data Corporation. From 1990 to 1994, Mr. Guld co-founded and served as President of Zadall Systems Group, a leading vendor of pharmacy software systems, which was sold to National Data Corporation. Mr. Guld is also a director of Velocity Computer Solutions Ltd.

     James L. Bierman. Mr. Bierman, age 47, has been a director of the Company since December 1999 and served as a director on the board of Physicians' Online, Inc. from April 1999 to December 1999. Mr. Bierman currently serves as the Chief Financial Officer at Quintiles Transnational Corp. Prior to joining Quintiles Transnational Corp. in June 1998, Mr. Bierman spent 22 years with Arthur Andersen L.L.P. where, as a partner of this international professional services organization, he worked with a diversified broad-base of companies solving complex business problems. Mr. Bierman received a B.A. in Economics and History from Dickinson College and a M.B.A. from Cornell University's Johnson Graduate School of Management. Mr. Bierman is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants.

     R. Bradford Burnham. Mr. Burnham, age 45, has been a director of the Company since December 1999 and served as a director on the board of Physicians' Online, Inc. from April 1996 to December 1999. Mr. Burnham is currently a General Partner at AT&T Ventures, where he invests in early stage companies that are building businesses in electronic commerce, Internet infrastructure, and communications services. Prior to joining AT&T Ventures in September of 1993, Mr. Burnham was founder and, for three years, Chief Executive Officer of Echo Logic, a software development firm. From January of 1979 to May of 1990, Mr. Burnham held a variety of sales and marketing positions at AT&T. In addition to serving on the Company's Board, Mr. Burnham is currently a director of one public company, Audible (ADBL), and several private companies. Mr. Burnham holds a B.A. in Political Science from Wesleyan University.

     Jason S. Fisherman, MD. Dr. Fisherman, age 43, has been a director of the Company since 1999 and served as a director on the board of Physicians' Online, Inc. from February 1996 to December 1999. Dr. Fisherman is also a director of ILEX Oncology, Inc., Exelixis, Inc.. Oridion Systems Ltd. and a number of private healthcare and bio-pharmaceutical companies. Dr. Fisherman is currently a partner at Advent International Corp., a global private equity and venture capital investment firm. Prior to joining Advent in March of 1994, Dr. Fisherman served as Senior Director of Medical Research for Enzon, Inc. from 1991 to 1994. Dr. Fisherman received a B.A. in Molecular Biophysics and Biochemistry from Yale University, an M.D. from the University of Pennsylvania and an M.B.A. from the Wharton Graduate School of Business.

     Fred Nazem. Mr. Nazem, age 59, has been a director of the Company since December 1999. Since 1981, Mr. Nazem has been President of Nazem, Inc. and managing general partner of the general partner of several Nazem & Company limited partnerships that are affiliated venture capital funds. Mr. Nazem is a director of three public companies in addition to the Company: Iwin.com, Inc., Oxford Health Plans, Inc. and Spatial Technologies, Inc., as well as a number of privately held firms.

     Vote Required. Election of the eight director nominees at the Annual Meeting requires the affirmative vote of a plurality of the total number of votes cast by holders of Common Stock, present in person or by proxy and entitled to vote thereon, assuming that a quorum is achieved.

     Your Board recommends a vote for the election of each of its nominees for director named above.

                   INFORMATION CONCERNING EXECUTIVE OFFICERS

     Certain background information about the Company's executive officers who are not nominees for election as a director is set forth below.

     David J. Austin. Mr. Austin, age 44, has served as Chief Web Officer of the Company since February, 1999 and served as Chief Operating Officer of the Company from 1998 until February, 1999. He has 18 years of experience in developing and executing strategies for high-tech business development. From 1995 to 1998, Mr. Austin was the President and Chief Executive Officer of Triant Technologies Inc., a publicly traded software company. From 1980 to 1995, he held various management roles in operations, business development and marketing at IBM.

     David M. Haselwood. Mr. Haselwood, age 24, has served as our Vice President, Business Development since July 1999. From September 1997 to July 1999, he was in the corporate finance group of Volpe Brown Whelan & Co., LLC, an investment bank. From January 1996 to September 1997, he was a research analyst at Santa Barbara Cottage Health System, a multi-hospital health system. Mr. Haselwood earned his B.A. in Natural Sciences in 1995 from The Johns Hopkins University.

     E. Michael Ingram. Mr. Ingram, age 48, has served as our General Counsel since April 1999 and has served as our Chief Financial Officer and Secretary since May 1999. Prior to joining us and since 1980, Mr. Ingram held several legal positions with National Data Corporation. Most recently since 1988, he was Senior Vice President, General Counsel and Secretary of National Data Corporation. Mr. Ingram earned his J.D. degree from the University of Georgia School of Law and his L.L.M. in taxation from Emory University School of Law.

     Louis Leonardelli. Mr. Leonardelli, age 48, has served as our Controller and principal accounting officer since September 1, 1999. From January 1985 to August 1999 he held several accounting positions with Katz Media Group, Inc. His final position upon leaving Katz was Vice President of Financial Services. Mr. Leonardelli earned his B.A. in accounting in 1976 from Bernard Baruch College.

     Timothy J. McIntyre. Mr. McIntyre, age 45, has served as President of Pharma Marketing, LLC since September of 1999. He has over 20 years of experience in marketing and advertising, primarily in the healthcare sector. From 1997 until 1999, he held several executive positions, including President and Chief Operating Officer, with Boron Lepore & Associates, a pharmaceutical marketing company. From 1994 until 1997, Mr. McIntyre was President and Chief Executive Officer of McIntyre & McIntyre, Inc., another pharmaceutical marketing company.

                      OPERATION OF THE BOARD OF DIRECTORS

     The Board met four times during the prior fiscal year. During this period, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. The Board has established an audit committee, a compensation committee, a nominating committee and an executive committee. During 1999, the compensation committee met one time, and the audit committee, the nominating committee and the executive committee did not meet except as part of the entire Board.

     The audit committee was established in October 1998, and reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the recommendation of the Company's independent auditors, the scope of annual audits, fees to be paid to the independent auditors, the performance of the Company's independent auditors and the Company's accounting practices. The current members of the Company's audit committee are Messrs. Buchanan and Nazem.

     The compensation committee was established in October 1998, and determines the salaries and benefits for the Company's employees, consultants, directors and other individuals the Company compensates. The compensation committee also administers, or helps the Board administer, the Company's compensation plans. The current members of the compensation committee are Messrs. Guld and Burnham.

     The nominating committee was established in January 1999, and recommends individuals for director positions. The members of the nominating committee are Messrs. Jennings, Sutcliffe and Nazem. The nominating committee will, when a vacancy exists or is anticipated, consider any potential nominee for director recommended by a shareholder if such recommendation is submitted to the nominating committee in writing and contains sufficient background information concerning the individual to enable a proper judgment to be made as to such individual's qualifications. In connection with our acquisition of Physicians' Online ("POL") in December of last year, we agreed to nominate for election to our Board up to four persons designated by the former POL shareholders who were party to the merger agreement (the "Former POL Shareholders"), one for each 10% of outstanding Common Stock owned by the Former POL Shareholders and their affiliates as of the Record Date, rounding up to the nearest whole number. As of the Record Date, the Former POL Shareholders and their affiliates held approximately 23% of the outstanding Common Stock, and the nominating committee has nominated Messrs. Bierman, Burnham, and Fisherman, the persons designated by the Former POL Shareholders, for election to the Board.

     The executive committee was established in December 1999 and acts on matters delegated to it by the full Board. The members of the executive committee are Messrs. Jennings, Buchanan, Guld, Nazem and Fisherman.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of the Record Date by: each shareholder known by us to be the beneficial owner of more than 5% of our Common Stock; each of the Named Executive Officers (as defined below); each of our directors; and all executive officers and directors as a group.


                           SHARES BENEFICIALLY OWNED
         -----------------------------------------------------------------------------------------------
                                                                                             Percent
                                                                                            Beneficially
            Name of Beneficial                                        Number                 Owned (2)
               Owner (1)                                            --------              --------------
         ---------------------
          Robert A. Jennings (3)                                  13,097,752                        24.2%
          Ian Sutcliffe                                              290,000                           *
          Timothy McIntyre (4)                                       205,000                           *
          David J. Austin (5)                                        100,000                           *
          John Buchanan (6)                                          100,000                           *
          Barry Guld (7)                                             100,000                           *
          James L. Bierman                                                --                          --
          R. Bradford Burnham (8)                                    166,407                           *
          Jason S. Fisherman                                              --                          --
          E. Michael Ingram (9)                                       50,000                           *
          JHC Limited (10)                                        12,307,752                        22.7%
          Fred F. Nazem (11)                                         388,101                           *
          Advent International Corporation (12)                    2,804,510                         5.2%
          All Directors and Officers as a group (11               14,497,260                        26.8%
          persons)

* Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated, the address for each person listed in the table is in the care of Mediconsult.com, Inc., 1330 Avenue of the Americas, 17th Floor, New York, New York 10019.

(2) Applicable percentage of ownership is based on an estimated 54,163,934 shares outstanding on May 10, 1999.

(3) Includes 12,307,752 shares owned by JHC Limited and 790,000 shares owned by Mr. Jennings. Mr. Jennings controls JHC Limited.

(4) Includes 100,000 shares owned by Pharma Marketing, LLC, which is controlled by Mr. McIntyre.

(5) Represents currently exercisable options and options which vest within 60 days at an exercise price of $3.50 per share.

(6) Represents currently exercisable options and options which vest within 60 days at an exercise price of $1.50 per share.

(7) Represents currently exercisable options and options which vest within 60 days at an exercise price of $1.50 per share.

(8) Represents 10,600 held directly by Mr. Burnham and 155,807 shares held by Venture Fund I L.P. and AT&T Venture Fund II, L.P., limited partnerships of which Mr. Burnham is the general partner of Venture Fund I, L.P., and a manager of Venture Management LLC, which is the general partner of AT&T Venture Fund II, L.P., and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(9) Represents options which vest within 60 days at an exercise price of $13.00 per share.

(10) Mr. Jennings controls JHC Limited, a Bermuda company.

(11) Mr. Nazem is a general partner of Nazem Associates IV, L.P. and may be deemed to be the beneficial owner of 158,557 shares owned by Nazem & Associates IV, L.P. Mr. Nazem is also a general partner of Nazem Associates Transatlantic, L.P. and may be deemed to be the beneficial owner of 189,873 shares owned by Nazem & Associates Transatlantic, L.P., however, Mr. Nazem disclaims beneficial ownership as to any such shares. Represents 40,000 shares underlying currently exercisable options and options exercisable in sixty days.

(12) Represents 357,294 shares of the Company's common stock held by Advent Crown Fund C.V. ("Crown"), 259,665 shares of the Company's common stock held by Advent Performance Materials Limited Partnership ("APMLP"), 2,184,955 shares of the Company's common stock held by Global Private Equity II Limited Partnership ("GPE II"), 2,801,914 shares of the Company's common stock held by Advent International Limited Partnership ("AILP") and 2,596 shares of the Company's common stock held by Advent International Investors II Limited Partnership ("AII II"). Advent International Corporation ("AIC") is included as the beneficial holder of in excess of 5% of the Company's common stock due to its voting and dispositive power as the general partner of AII II and AILP which in turn is the General Partner of Crown, APMLP and GPE II.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of copies of such reports of ownership furnished to the Company, the Company believes that during the past fiscal year all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Messrs. David D. Richards, a former director of the Company, R. Bradford Burnham and Fred F. Nazem were late in filing their Forms 3, Initial Statements of Beneficial Ownership of Securities.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In November 1998, the Company entered into a services agreement with Treacy & Co., an entity of which Michael Treacy, a former director of the Company, is a principal, under which the Company received various services from Treacy & Co. in consideration of the grant of options to acquire 2,000,000 shares of Common Stock at an exercise price of $0.003 per share. All of the options have vested and have been exercised. In addition, the predecessor of JHC Limited, the largest stockholder of the Company, granted Treacy & Co. an option to acquire 358,333 shares of Common Stock owned by JHC Limited, at an exercise price of $1.20 per share. The services provided included marketing, sales and client services advice, strategic planning and seconding Mr. Michael Swanson to act in the capacity of Vice President, Sales. The Company has no obligation to grant additional options to Treacy & Co.

     In December 1999, the Company and Treacy & Co. agreed to terminate the services agreement and the Company agreed to register 2,000,000 shares of Common Stock obtained by Treacy & Co. pursuant to their exercise of their options under the services agreement. Treacy & Co. agreed to certain restrictions on its ability to sell the shares so registered.

     On February 26, 1999, the Company sold in a private placement an aggregate of 506,329 shares of the Company's newly designated senior preferred stock and warrants exercisable for five years to purchase 224,000 shares of senior preferred stock to Nazem & Company IV, L.P., Transatlantic Venture Fund C.V. (a joint venture of Nazem & Company and Banque Nationale de Paris) and other individual investors, for an aggregate of $3.2 million. The purchase price and the conversion price of the senior preferred stock was, and exercise price of the warrants is, $6.32 per share, an amount equal to 85% of the average bid and ask price of the Company's shares on the OTC Bulletin Board for the relevant 30-day period preceding the closing. The shares of senior preferred stock automatically converted into an equal number of shares of common stock upon the closing of the Public Offering. In connection with the private placement, the Company agreed to provide the holders of Common Stock issuable upon the conversion of senior preferred stock demand and piggyback registration rights and the right to tag-along with the Company's founders in certain sales of their shares. So long as the investors hold at least 50% of their original share position, the Company agreed not to effect any material change in the direction of the Company's business unless approved by at least two-thirds of the board of directors and then only after consultation with the investors.

     Recently, The Mediconsult Trust, which has been the majority stockholder and is controlled by Robert Jennings, the Company's Chairman and Chief Executive Officer, transferred its interest in the Company to JHC Limited, a Bermuda corporation also controlled by Mr. Jennings. As a result, JHC Limited now is the Company's largest stockholder. The Mediconsult Trust has from time to time advanced funds to the Company on an interest-free basis. On September 30, 1998, the board of directors approved the conversion of these advances to the Company up to that date into shares of junior preferred stock. In connection with this conversion, the Company amended its certificate of incorporation to provide, among other things, that each outstanding share of junior preferred stock will be automatically converted into 8.33 shares of Common Stock, subject to adjustment, upon the occurrence of a "Conversion Event." In April 1999, the Company sold 4,800,000 shares in a registered public offering of its Common Stock, at a price to the public of $13.00 per share (the "Public Offering"). Such offering was a Conversion Event and the shares of junior preferred stock converted into 3,583,333 shares of Common Stock, plus 149,419 shares of Common Stock issuable in respect of payable in kind dividends accruing since September 30, 1998. Since September 30, 1998, The Mediconsult Trust has advanced an additional $713,000 to the Company as an interest free loan. Of this amount, approximately $200,000 has been repaid from the proceeds of the private placement of senior preferred stock referred to above and the balance was repaid from the proceeds of the Public Offering.

     In connection with the Public Offering, JHC Limited and Michel Bazinet sold 625,000 shares and 225,000 shares of Common Stock of the Company, respectively, on the same terms and at the same time as the as the shares sold by the Company.

     We entered into a membership investment agreement, effective September 7, 1999, with Pharma Marketing, LLC, to purchase 35% of the aggregate membership interests of Pharma for $1,250,000 and 200,000 shares of the Company's common stock. Timothy J. McIntyre owns the remaining 65% of Pharma. We, together with Mr. McIntyre, are the managing members of Pharma. Under the operating agreement among the Company, Pharma and Mr. McIntyre, the $1,250,000 that we contributed to Pharma, and 100,000 of the 200,000 shares that we issued to Pharma, were distributed to Mr. McIntyre in September 1999. In connection with our investment in Pharma, we agreed to file a registration statement on Form S-3, covering the sale of the 100,000 shares of common stock distributed to Mr. McIntyre.

     Mediconsult.com, Limited, one of our subsidiaries, has entered into a service agreement with Pharma. Under that agreement, Pharma agrees to provide pharmaceutical sales and marketing services to Mediconsult.com, Limited and its affiliates for an initial term ending December 31, 2003, renewable on a yearly basis thereafter. Under the service agreement, Pharma is entitled to receive a monthly retainer and commissions based on revenues generated under contracts that Pharma assists in obtaining. The service agreement is terminable by Mediconsult.com, Limited due to Pharma's nonperformance or the failure to have certain minimum levels of contracts in place at agreed dates. If Mediconsult.com, Limited terminates the service agreement for cause, it has the right to purchase the shares that we initially issued to Pharma at a price equal to the lower of the value of the stock as of September 7, 1999 and its average trading value at the time of such termination. Certain payment obligations of Pharma may continue following a termination of the service agreement.

     Pharma has entered into an employment agreement with Mr. McIntyre for an initial term ending December 31, 2003, renewable on a yearly basis thereafter. Under his employment agreement, Mr. McIntyre is principally responsible for performing the services under Pharma's service agreement with Mediconsult.com, Limited. Under his employment agreement, Mr. McIntyre is entitled to receive a salary of $250,000 per year through December 31, 2000 and $350,000 per year thereafter. Among other benefits, Mr. McIntyre is entitled to receive a non-accountable expense allowance of $100,000 per year through September 7, 2001 and an amount equal to up to 100% of the commissions paid under the Mediconsult.com, Limited agreement, with a minimum of $200,000 per year through September 7, 2001. Pharma has the right to terminate the employment agreement for cause, for the failure to have a minimum level of contracts in place under the Mediconsult.com, Limited service agreement or without cause. Depending on the grounds on which his employment is terminated, Mr. McIntyre has the right to receive certain ongoing payments from Pharma.

     Subject to certain conditions, Pharma is obligated to distribute to Mr. McIntyre, in four equal, annual installments (beginning September 7, 2000) the remaining 100,000 shares that were issued to Pharma. This distribution is subject to acceleration based on financial performance. Pharma has paid Mr. McIntyre approximately $405,000 to cover certain taxes payable by him with respect to the cash and stock distributions made to him in September 1999 and is required to pay up to an additional $300,000 to cover future taxes with respect to future distributions of shares. Under the Pharma operating agreement, we guaranteed the payment by Pharma of these and other amounts, including Pharma's obligations under its employment agreement with Mr. McIntyre. Subject to certain conditions described in the operating agreement, the members of Pharma, other than the Company, have the right to put their Pharma membership interests to us in exchange for shares of our common stock, at a price per share ranging from the trading value of our shares at September 7, 1999 to $25.

     Pharma also has entered into an employment agreement with James McIntyre, the brother of Mr. McIntyre, for an initial term ending December 31, 2001, renewable thereafter on an annual basis. Under his employment agreement, James McIntyre received a signing bonus of $30,000 and has the right to receive a salary of $150,000 per year. In addition to other benefits, he is entitled to receive a non-accountable expense allowance of $15,000 per year plus certain bonuses. We have guaranteed the payment of Pharma's obligations to James McIntyre under his employment agreement (other than the payment of certain bonuses).

     During the three months ended September 30, 1999, an employee repaid an advance of $32,550 made in June 1999 to fund the purchase of shares under our stock option plan.

     During the three months ended September 30, 1999, we paid or accrued sales and marketing expenses of $425,697 in respect of Pharma Marketing, LLC, and advanced $10,096,438 to Physicians' Online, Inc.

     From April 1999 through October 1999, No. 365 Sale View Ventures Ltd., an entity controlled by Mr. Guld, received payments of approximately $70,000 in consideration for consulting services to the Company in connection with the Company's private label prescription division.

                             EXECUTIVE COMPENSATION

     This section of the Proxy Statement sets forth certain information pertaining to compensation of the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers"), as well as information pertaining to the compensation of members of the Board.

     The following table sets forth, in accordance with the rules of the Securities and Exchange Commission, information concerning the compensation paid to the Named Executive Officers for the years ended December 31, 1999, 1998, and 1997 for services rendered in all capacities in these years.

                           Summary Compensation Table

                                                                                   Long-Term
                                                                                  Compensation
                                                                                  ------------
                                                                                   Securities         All Other
                                                            Annual                 Underlying       Compensation
                                                         Compensation              Options (#)            ($)
                                                         ------------             ------------      ---------------
Name and Position                          Year      Salary ($)    Bonus ($)
--------------------------------------     ----      ---------     ---------
Robert A. Jennings....................     1999      275,000       250,000                 --                 --
 Chief Executive Officer                   1998           --            --                 --                 --
                                           1997           --            --                 --                 --

Ian Sutcliffe.........................     1999      251,000       175,000                 --             304.56(1)
 President                                 1998      240,000            --                 --                 --
                                           1997      240,000            --                 --                 --

E. Michael Ingram.....................     1999      150,000        30,000            250,000                 --
 Chief Financial Officer                   1998           --            --                 --                 --
                                           1997           --            --                 --                 --

David J. Austin.......................     1999      149,000        23,000                 --                 --
 Chief Operating Officer                   1998           --            --            100,000                 --
                                           1997           --            --                 --                 --

Timothy J. McIntyre...................     1999      675,300            --                 --            651,280(2)
 President of Pharma Marketing LLC         1998           --            --                 --                 --
                                           1997           --            --                 --                 --

(1) Represents life insurance premiums paid by the Company on behalf of Mr. Sutcliffe.

(2) Represents $649,000 worth of payments for certain taxes payable to Mr. McIntyre with respect to cash and stock distributions in 1999. This amount also excludes certain amounts received by Mr. McIntyre in respect of the Company's purchase of its 35% membership interest in Pharma Marketing, LLC. Represents $2,280 worth of life insurance premiums paid by the Company on behalf of Mr. McIntyre.

                       Option Grants in Last Fiscal Year

     The following table sets forth all individual grants of stock options during the year ended December 31, 1999 to each of the Named Executive Officers:


                                                                   Individual Grants
                                   ------------------------------------------------------------------------------
                                                      Percent of
                                   Number of          Total
                                   Securities         Options            Exercise
                                   Underlying         Granted to         Or
                                   Options            Employees in       Base                           Grant
                                   Granted            Fiscal             Price           Expiration     Date
       Name                        (#)(1)             Year               ($/sh)          Date           Value(1)
------------------                 -------            ------------       --------        ------------   ----------

Robert A. Jennings                 --                 --                 --              --             --

Ian Sutcliffe                      --                 --                 --              --             --

E. Michael Ingram                  200,000            9.3%               $13.00          4/6/09         $10.55
                                    50,000            2.3%               $ 5.81          11/1/09        $ 4.73
David Austin                       --                 --                 --              --             --

Timothy McIntyre                   --                 --                 --              --             --

     (1) The fair values of the options were estimated using the option-pricing model based on weighted average risk-free interest rates ranging between 4.630% and 4.721%, an expected life of the options of two years, an expected volatility of the common stock ranging between 172.9% and 185.9% and no expected dividends on the common stock.

         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth information with respect to the number and value of options exercised during 1999 and the number and value of outstanding options held by the Named Executive Officers at December 31, 1999:

                                                       Number of Securities Underlying         Value of Unexercised in-the-Money
                                                    Unexercised Options at December 31, 1999    Options at December 31, 1999 (1)
                                                    ----------------------------------------   ----------------------------------
                    Shares Acquired       Value
                    on Exercise (#)     Realized ($)   Exercisable (#)     Unexercisable (#)   Exercisable ($)  Unexercisable ($)
                    ---------------     ------------   ---------------     -----------------   ---------------  -----------------
Robert A.Jennings          --                --                 --                 --                 --               --
Ian Sutcliffe              --                --                 --                 --                 --               --
E. Michael Ingram          --                --                 --            250,000                 --           21,850
David Austin               --                --            100,000                 --             275,000              --
Timothy McIntyre           --                --                 --                 --                  --              --

(1) Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value of the common stock at December 31, 1999, of $6.25 per share, less the exercise price.

                             DIRECTOR COMPENSATION

     Directors of the Company do not receive any fees for their services as directors. Each director, however, is reimbursed for all reasonable and necessary costs and expenses incurred as a result of being a director, such as expenses incurred for attendance at meetings of the Board. In addition, on October 31, 1998, John Buchanan and Barry Guld each received options to purchase 100,000 shares of common stock at an exercise price of $1.50 per share, which vest at a rate of 5,000 shares per month beginning on October 31, 1998 for their services on the Board. On November 1, 1999, Fred F. Nazem received options to purchase 100,000 shares of common stock at an exercise price of $5.813 per share, which vest at a rate of 5,000 shares per month beginning on November 1, 1999 for his services on the Board.

                             EMPLOYMENT AGREEMENTS

     Robert Jennings, Ian Sutcliffe and David Austin each has an employment agreement with the Company or one of our subsidiaries. Each agreement is effective as of January 1, 1999, and expires on December 31, 2001, and will be automatically renewed for twelve-month periods after that date unless either party gives the other written notice of termination at least three months prior to the expiration of the initial or any subsequent term. The annual salary for each of these executives is as follows: Mr. Jennings, $275,000, which was increased to $325,000 in December 1999; Mr. Sutcliffe, $251,000, which was increased to $300,000 in December 1999; and Mr. Austin, $149,000. The employment agreements can be terminated upon delivery of written notice from us, with or without cause. Upon termination without cause, Messrs. Jennings, Sutcliffe and Austin are each entitled to twelve months salary, and any bonus earned in the preceding twelve months. Each of Messrs. Jennings, Sutcliffe and Austin has agreed not to compete or solicit clients or other employees during their severance period and each of them is also bound by a nondisclosure and invention assignment agreement, which prohibits such executive from, among other things, disseminating or using confidential information about our business or clients in any way that would be adverse to the Company. Each of Messrs. Jennings, Sutcliffe and Austin is entitled to participate in a team-based performance bonus plan, with awards based upon predetermined deliverables being developed by the Company and may receive options to purchase shares of our Common Stock in the future.

     E. Michael Ingram has an employment agreement with the Company, effective as of April 1, 1999 and expiring on March 31, 2003. This agreement will be automatically renewed for twelve month periods after that date unless either party gives the other written notice of termination at least three months prior to the expiration of the initial or any subsequent term. The annual salary for Mr. Ingram is $200,000. In addition, Mr. Ingram is entitled to a non-accountable expense allowance of $50,000 per year for the first two years of his employment. Mr. Ingram received options to purchase 200,000 shares of our common stock at an exercise price of $13.00 per share. Mr. Ingram's options vest at the rate of 50,000 option shares per year beginning on the first anniversary of the date of grant. The employment agreements can be terminated upon delivery of written notice from us, with or without cause. Upon termination without cause, Mr. Ingram is entitled to twelve months salary, and any bonus earned in the preceding twelve months, except that upon termination by the Company without cause or by Mr. Ingram for good reason within twelve months after a change of control of the Company, Mr. Ingram is entitled to twenty-four months salary, and any bonus earned in the preceding twenty-four months. Mr. Ingram has agreed not to compete or solicit clients or other employees during his severance period and he is also bound by a nondisclosure and invention assignment agreement, which prohibits him from, among other things, disseminating or using confidential information about our business or clients in any way that would be adverse to the Company.

     Pharma Marketing, LLC ("Pharma") has entered into an employment agreement with Timothy McIntyre for an initial term beginning September 7, 1999 and ending December 31, 2003, renewable on a yearly basis thereafter. Under his employment agreement, Mr. McIntyre is principally responsible for performing the services under Pharma's service agreement with Mediconsult.com, Limited and is entitled to receive a salary of $250,000 per year through December 31, 2000 and $350,000 per year thereafter. Among other benefits, Mr. McIntyre is entitled to receive a non-accountable expense allowance of $100,000 per year through September 7, 2001 and an amount equal to up to 100% of the commissions paid under the Mediconsult.com, Limited agreement, with a minimum of $200,000 per year through September 7, 2001. Pharma has the right to terminate the employment agreement for cause, for the failure to have a minimum level of contracts in place under the Mediconsult.com, Limited service agreement or without cause. Depending on the grounds on which his employment is terminated, Mr. McIntyre has the right to receive certain ongoing payments from Pharma.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's compensation committee currently consists of Messrs. Guld and Burnham. During the last fiscal year Mr. Michael Treacy, a former director of the Company and Robert A. Jennings, the Company's Chairman and Chief Executive Officer, served on the compensation committee. From April 1999 through October 1999, No. 365 Sale View Ventures Ltd., an entity controlled by Mr. Guld, received payments of approximately $70,000 in consideration for consulting services to the Company in connection with the Company's private label prescription division. Other than Mr. Jennings and Mr. Guld, none of the current members of the compensation committee nor the members of the compensation committee during the last fiscal year has been an officer or employee of the Company at any time since its inception or of any subsidiary of the Company. None of the Company's executive officers or employees serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board or compensation committee. Prior to the formation of the compensation committee, the Board as a whole made decisions relating to compensation of the Company's executive officers. Mr. Jennings has not participated in Board discussions regarding his own compensation.

                  THE REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     The compensation committee of the Board administers the Company's executive compensation program. The current members of the compensation committee are Barry Guld, Chairman and R. Bradford Burnham. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Code. Neither of Messrs. Guld nor Burnham has any interlocking relationships as defined by the SEC.

General Compensation Philosophy

     The role of the compensation committee is to set the salaries and other compensation of the executive officers of the Company, and to make grants under, and to administer, the stock option and other executive officer equity and bonus plans. The Company's compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

- base salary that is designed primarily to be competitive with base salary levels in effect at high technology and healthcare companies in the New York area that are of comparable size to the Company and with which the Company competes for executive personnel;

- annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

- long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

     In addition, the compensation committee retained the services of an independent compensation consulting firm to provide information and recommendations to the compensation committee regarding salary range guidelines, bonus opportunity and long-term stock-based plan design and grant guidelines for specific positions.

Executive Compensation

     Base Salary. Salaries for executive officers for 1999 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

     Annual Incentive Awards. The Company has established a management incentive plan. Certain employees, including executive officers, are eligible to participate in this plan. Target bonuses are established based on a percentage of base salary and become payable upon the achievement of specified total company financial goals and personal and team objectives. The compensation committee administers this plan with regard to the executive officers.

     Long-Term Incentive Awards. The compensation committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of the Company's stockholders and encourages executive officers to remain in the Company's employ. Stock options generally have value for executive officers only if the price of the Company's stock increases above the fair market value on the grant date and the officer remains in the Company's employ for the period required for the shares to vest.

     The Company grants stock options in accordance with the Company's 1996 Stock Option Plan. In 1999, stock options were granted to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The compensation committee may, however, grant additional stock options to executive officers for other reasons. The number of shares subject to each stock option granted is within the discretion of the compensation committee and is based on anticipated future contribution and ability to impact the Company's results, past performance or consistency within the officer's peer group. In 1999, the compensation committee considered these factors, as well as the number of unvested option shares held by the officer as of the date of grant. At the discretion of the compensation committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company's common stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's common stock on the date of grant.

Chief Executive Officer Compensation

     Mr. Jenning's base salary, target bonus, bonus paid and long-term incentive awards for 1999 were determined by the compensation committee in a manner consistent with the factors described above.

Internal Revenue Code Section 162(m) Limitation

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to certain executives of public companies. Having considered the requirements of

Section 162(m), the compensation committee believes that grants made pursuant to the 1996 Stock Option Plan meet the requirements that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The compensation committee's present intention is to comply with Section 162(m) unless the compensation committee feels that required changes would not be in the best interest of the Company or its stockholders.

                                    Compensation Committee
                                    Barry Guld, Chairman
                                    R. Bradford Burnham

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholders' return on the Company's Common Stock since March 31, 1997, the first day of significant trading of the Company's Common Stock, with the Nasdaq Stock Market (U.S.) Index and the Hambrecht & Quist Internet Index over the same period (assuming the investment of $100 in the Company's Common Stock and in the two other indices, and reinvestment of all dividends). Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

[GRAPH APPEARS HERE]

                                                                 Cumulative Total Returns
                             --------------------------------------------------------------------------------------------------
                             3/97    6/97     9/97    12/97  3/98    6/98    9/98     12/98     3/99     6/99    9/99     12/99

MEDICONSULT.COM.INC.         100     130       88      60      97      77      38      437      840      557      413       333
NASDAQ STOCK MARKET (U.S.)   100     117      137     129     150     154     140      181      204      223      229       330
HAMBRECHT & QUIST INTERNET   100      91      120     124     165     207     167      288      667      687      706     1,366



                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has not yet appointed independent auditors for the current fiscal year because the Company's Board is evaluating its options with respect to the choice of the Company's public accounting firm. PricewaterhouseCoopers, LLP served as the Company's independent auditors for the fiscal year ending December 31, 1999 and currently serves as the Company's independent auditors. The Company does not expect that a representative of PricewaterhouseCoopers, LLP will be present at the Annual Meeting and available to respond to questions.

                                 ANNUAL REPORT

     A copy of the Company's 1999 annual report on Form 10-K (the "Annual Report") is being distributed to all stockholders together with this Proxy Statement. The Annual Report, which includes audited financial statements, does not form any part of the material for the solicitation of proxies. The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report as filed with the SEC, including the financial statements and schedules. Requests for copies of the Annual Report should be directed to: Edward Kulenkamp, Investor Relations, Mediconsult.com, Inc., 1330 Avenue of the Americas, 17th Floor, New York, New York 10019, (914) 332-6100, extension 289.

                  SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE
                      2001 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals received for inclusion in our proxy statement for the 2001 annual meeting must be submitted, in accordance with Rule 14a-8 under the Exchange Act on or before January 23, 2001. Shareholder proposals submitted outside the processes of Rule 14a-8 must be received on or before April 8, 2001 for the purposes of Rule 14a-4 under the Exchange Act.

                                         By Order of the Board of Directors,

                                         Robert A. Jennings
                                         Chairman and Chief Executive Officer

New York, New York
May 22, 2000

                          [Front Side of Proxy Card]


                             MEDICONSULT.COM, INC.

                         PROXY/VOTING INSTRUCTION CARD

        This proxy is solicited on behalf of the Board of Directors of MEDICONSULT.COM, INC. for the Annual Meeting on June 14, 2000

     The undersigned appoints Robert A. Jennings and E. Michael Ingram, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Mediconsult.com, Inc. common stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on June 14, 2000, and at any adjournments or postponements thereof, as indicated on the reverse side.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

                    (Continued, and to be signed and dated on the reverse side.)


                                                           Mediconsult.com, Inc.
                                                     1330 Avenue of the Americas
                                                                      17th Floor
                                                       New York, New York  10019

                         [Reverse Side of Proxy Card]

THE MEDICONSULT.COM, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1.  ELECTION OF DIRECTORS.           [_]  FOR all nominees listed below     [_]  WITHHOLD AUTHORITY
                                                                                 to vote for all the
                                                                                 nominees listed below

Nominees:

Robert A. Jennings, Ian Sutcliffe, John N. Buchanan, Barry J. Guld, James Bierman, R. Bradford Burnham, Jason S. Fisherman, MD and Fred Nazem

(INSTRUCTION: To withhold authority to vote for any individual nominee, check the box "Withhold Authority" and strike a line through that nominee's name.) All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified.


          Change of Address   [_]
          Mark here

                                   Please sign exactly as name appears on Proxy.

                                   Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                Dated: ________________________________________


                              _________________________________________________
                                                 Signature


                              _________________________________________________
                                        (Signature, if held jointly)


                              _________________________________________________
                                                  (Title)


  Please sign, date and return this proxy in black or blue ink the enclosed postage prepaid envelope.
                 Votes must be indicated in blue or black ink.